press release                                                                UPC

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
                 ANNOUNCES ACCEPTANCE OF AKKOORD IN DUTCH COURT

Amsterdam, The Netherlands - February 28, 2003: United Pan-Europe Communications N.V. ("UPC" or the "Company") (EURONEXT Amsterdam: UPC), one of the leading broadband communications companies in Europe, today gives notice that the creditors meeting, with an overwhelming majority, has voted in favour of the Akkoord (plan of composition) at this meeting at the Dutch court in Amsterdam. The creditors meeting is related to the ongoing recapitalisation process of UPC.

The Dutch court has scheduled the confirmation hearing (homologatie) of the Akkoord on March 12, 2003.

The company remains on track to complete the recapitalisation process by end March 2003.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to restructure our outstanding indebtedness on a satisfactory and timely basis, the ramifications of any restructuring, the acceptance and continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.
For further information please contact:

UPC Investor Relations                      UPC Corporate Communications
+ 44 (0) 207 647 8233                       + 31 (0) 20 778 9447
Email: ir@upccorp.com                       Email: corpcomms@upccorp.com

Lazard                                      Citigate First Financial
Daniel Bordessa                             Uneke Dekkers
+ 44 (0) 20 7588 2721                       + 31 (0) 6 5026 1626
                                            Citigate Dewe Rogerson
                                            Toby Moore
                                            + 44 (0) 20 7638 9571

Also, please visit www.upccorp.com for further information about UPC